Exhibit 1

Alpha Pro Tech

LTD

ALPHA PRO TECH, LTD. ANNOUNCES $2 MILLION STOCK BUY BACK PROGRAM

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden IR
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
email: ir@alphaprotech.com	email: cameron@haydenir.com

Nogales, Arizona — April 8, 2009, Alpha Pro Tech, Ltd. (NYSE Amex: APT) a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, today announced that its Board of Directors has authorized an additional share repurchase program of the company’s Common Stock for up to $2 million beyond the current share repurchase program already in place. Management anticipates repurchasing shares in open market purchases or through privately negotiated transactions.

To date, during 2009, the Company has repurchased 520,000 shares at an average price of $0.92 for a total of $501,000.  Alpha Pro Tech will retire the 520,000 shares repurchased to date in 2009, bringing the total repurchased and retired to a total of 5,158,900 shares since 1999 through eight repurchase authorizations by the Board of Directors.  During 2008, the Company repurchased and retired 1,732,800 shares of its common stock at a cost of $2,125,000. The Company had approximately 23.8 million shares outstanding at December 31, 2008.

Al Millar, President of Alpha Pro Tech commented, “The newly authorized share repurchase program reflects our confidence in the future of our business and we remain focused on enhancing shareholder value. Our profitability and positive cash flow from operations has allowed us to use our cash for the repurchase program and to reduce our total shares outstanding while still maintaining a very healthy balance sheet.”

Repurchases may take place on the open market from time to time based on market conditions, subject to certain conditions and timing restrictions to comply with applicable rules and regulations and may be suspended for periods or discontinued as deemed necessary by the Company. The Company has not established specific goals as to the number of shares to be acquired or the purchase price. Decisions about these matters will be based on market conditions, general business conditions and other relevant factors. If conditions are not favorable, then no purchases will be made.

About Alpha Pro Tech, Ltd.

Alpha Pro Tech, Inc. develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap and roof underlayment. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

The Private Securities Litigation Reform Act of 1995 (“Act”) provides a safe harbor for forward-looking information made on behalf of the Company. Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in registration statements, annual reports and other periodic reports and filings of the Company filed with the Securities and Exchange Commission. All statements, other than statements of historical facts which address the Company’s expectations of sources of capital or which express the Company’s expectations for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. As a result, there can be no assurance that the Company’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which reflect the current views of the Company with respect to future events. We caution readers that these forward-looking statements speak only as the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which such statement is based.

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